As filed with the Securities and Exchange Commission on August 6, 2010

Registration No. 333-107439

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WAL-MART STORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	71-0415188
(State of Incorporation)	(I.R.S. Employer Identification No.)

702 Southwest 8th Street

Bentonville, Arkansas 72716

(Address of Principal Executive Offices)

THE ASDA SHARESAVE PLAN 2000(1)

(Full Title of the Plan)

Geoffrey W. Edwards Assistant General Counsel, Corporate Wal-Mart Stores, Inc. 702 Southwest 8th Street Bentonville, Arkansas 72716 (479) 273-4000	With a Copy to: Dudley W. Murrey Andrews Kurth LLP 1717 Main Street Suite 3700 Dallas, Texas 75201 (214) 659-4530

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

(1)	ASDA Group Limited is a wholly-owned subsidiary of the registrant. Employees of ASDA Group Limited participating in this plan are and are expected to be the offerees of the shares of Common Stock, $0.10 par value per share, covered by this Registration Statement on Form S-8. This Registration Statement on Form S-8 originally also registered the offer and sale of shares of the registrant’s Common Stock pursuant to the ASDA Colleague Share Ownership Plan 1999.

EXPLANATORY NOTE

Wal-Mart Stores, Inc. hereby amends its Registration Statement on Form S-8 (Registration No. 333-107439) by filing this Post-Effective Amendment No. 1 on Form S-8 to reflect that the ASDA Sharesave Plan 2000 was amended and restated, effective as of June 4, 2010, to amend the information appearing in Item 6 of Part II of such Registration Statement and to file a copy of the ASDA Sharesave Plan 2000, as amended and restated as described above, and a new opinion as to the validity of the securities registered by such Registration Statement as exhibits to such Registration Statement. No additional securities are being registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The Amended and Restated Bylaws of the registrant, which is a Delaware corporation, provide that the registrant shall indemnify any person made or threatened to be made a party to any threatened, pending or completed action, lawsuit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer for another entity) to the full extent it has the power to do so under the Delaware General Corporation Law (the “DGCL”) and other applicable law, except that the registrant need not indemnify any such person in connection with a proceeding initiated against the registrant by that person unless the proceeding was authorized by the registrant’s board of directors. The Amended and Restated Bylaws further provide that the registrant may indemnify, to the full extent it has the power to do so under the DGCL and other applicable law, any person made or threatened to be made a party to any proceeding by reason of the fact that such person is or was an associate or agent of the registrant (or is or was serving at the request of the registrant as an employee or agent of another entity).

Section 145 of the DGCL provides, among other things, that the registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. This power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

This power to indemnify pursuant to Section 145 of the DGCL applies to actions brought by or in the right of the registrant to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, under Section 145 of the DGCL, to the extent that a present or former director or officer of the registrant is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter of the type described in the two immediately preceding paragraphs, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Restated Certificate of Incorporation of the registrant, as amended to date, provides that, to the fullest extent permitted by the DGCL as the same exists or may after the effective date of the Restated Certificate of Incorporation be amended, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The DGCL permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) for transactions in which the director received an improper personal benefit.

The registrant is insured against liabilities that it may incur by reason of its indemnification of officers and directors in accordance with its Amended and Restated Bylaws. In addition, the directors and officers of the registrant are insured, at the expense of the registrant, against certain liabilities that might arise out of their employment and are not subject to indemnification under its Amended and Restated Bylaws.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Restated Certificate of Incorporation, as amended, of the registrant and the Amended and Restated Bylaws of the registrant referred to above and the terms of any insurance policies pursuant to which insurance is available as described in the immediately preceding paragraph and are qualified in their entirety by reference thereto.

Item 8.	Exhibits.

5.1	Opinion of Andrews Kurth LLP

23.1	Consent of Andrews Kurth LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (incorporated by reference to the power of attorney appearing on the signature page of the registrant’s Registration Statement on Form S-8 (Registration No. 333-168348)

99.1	ASDA Sharesave Plan 2000 (incorporated by reference to Appendix B to the registrant’s Proxy Statement on Schedule 14A filed with the Commission on April 19, 2010)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on August 6, 2010.

WAL-MART STORES, INC.

By:	/S/ JEFFREY J. GEARHART
Name:	Jeffrey J. Gearhart
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to the registration statement has been signed below by the following persons in the capacities indicated on the 6th day of August, 2010.

Signature	Title

/S/ S. ROBSON WALTON* S. Robson Walton	Chairman of the Board of Directors and Director

/S/ MICHAEL T. DUKE* Michael T. Duke	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ THOMAS M. SCHOEWE* Thomas M. Schoewe	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ STEVEN P. WHALEY* Steven P. Whaley	Senior Vice President and Controller (Principal Accounting Officer)

Director
Aida M. Alvarez

/S/ JAMES W. BREYER* James W. Breyer	Director

Director
M. Michele Burns

/S/ JAMES I. CASH, JR. * James I. Cash, Jr., Ph.D.	Director

Signature	Title

/S/ ROGER C. CORBETT* Roger C. Corbett	Director

/S/ DOUGLAS N. DAFT* Douglas N. Daft	Director

Director
Gregory B. Penner

/S/ STEVEN S REINEMUND* Steven S Reinemund	Director

Chairman of the Executive Committee of the Board and Director
H. Lee Scott, Jr.

Director
Arne M. Sorenson

/S/ JIM C. WALTON* Jim C. Walton	Director

/S/ CHRISTOPHER J. WILLIAMS* Christopher J. Williams	Director

/S/ LINDA S. WOLF* Linda S. Wolf	Director

*By	/S/ JEFFREY J. GEARHART
Jeffrey J. Gearhart, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
5.1	Opinion of Andrews Kurth LLP

23.1	Consent of Andrews Kurth LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (incorporated by reference to the power of attorney appearing on the signature page of the registrant’s Registration Statement on Form S-8 (Registration No. 333-168348)

99.1	ASDA Sharesave Plan 2000 (incorporated by reference to Appendix B to the registrant’s Proxy Statement on Schedule 14A filed with the Commission on April 19, 2010)